SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, DC 20549-1004

                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports under Sections 13 or 15(d) of the Securities Exchange Act of 1934.


                 Commission File Number       0-16763

     CIS Capital Equipment Fund, Ltd. 2, a California Limited Partnership
            (Exact name of Registrant as specified in its charter)


   880 Carillon Parkway, St. Petersburg, Florida                 33716
      (Address of principal executive offices)                 (Zip Code)


Registrant's telephone number (including area code)    (813) 573-3800


           Units of Limited Partnership Interest $ 500 Per Unit
           (Title of each class of securities covered by this Form)


                               NONE
        (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12-g-4(a)(1)(i)    [ X ]       Rule 12h-3(b)(1)(i)     [ X ]
      Rule 12-g-4(a)(1)(ii)   [   ]       Rule 12h-3(b)(1)(ii)    [   ]
      Rule 12-g-4(a)(2)(i)    [   ]       Rule 12h-3(b)(2)(i)     [   ]
      Rule 12-g-4(a)(2)(ii)   [   ]       Rule 12h-3(b)(2)(ii)    [   ]
                                          Rule 12h-3(b)(3)        [   ]
                                          Rule 15d-6              [   ]


               Approximate number of holders of record as of the
               certification or notice date:           0

                                   SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                    CIS Capital Equipment Ltd. 2,
                                      a California Limited Partnership

                                    RJ Leasing, Inc.
                                      a General Partner of

                                    CIS Investors Partnership,
                                      the General Partner



Date:  January 6, 1997              By:   /s/J. Davenport Mosby, III
                                          J. Davenport Mosby, III
                                          President